Exhibit 99.3

DocuSign Envelope ID:E6D47635-5F4E-4F7C-9A7B-9B3001190D22 Contract ID.: FT17193 Amendment No: 3 FORM OF TRANSPORTATION SERVICE AGREEMENT This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and TransCanada PipeLines Limited (Shipper). WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement. NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.1. EFFECTIVE DATE: November 01, 2020 2. CONTRACT IDENTIFICATION: FT17193 3. RATE SCHEDULE: FT 4. SHIPPER TYPE: Other 5. STATE/PROVINCE OF INCORPORATION: Alberta 6. TERM: November 01,2012 to October 31, 2021 Right of First Refusal: Regulatory (in accordance wlth Section 6.16 of the General Terms and Conditions of Transporter's FERC Gas Tariff) 7. EFFECT ON PREVIOUS CONTRACTS: This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s): Service Agreement dated November 01, 2019 with Contract Identification FT17193. 8. MAXIMUM DAILY QUANTITY (Dth/Day): Please see Appendix A for further detail. 9. RATES: Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter's maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth ln this Paragraph 9.

DocuSign Envelope ID: E6D47635-5F4E-4F7C-9A7B-9B3001190D22 Contract ID.: FT17193 Amendment No: 3 10. POINTS OF RECEIPT AND DELIVERY: The primary receipt and delivery points are set forth on Appendix A. 11. RELEASED CAPACITY: N/A 12. INCORPORATION OF TARIFF INTO AGREEMENT: This Agreement shall incorporate and in all respects be subject to the "General Terms and Conditions" and the applicable Rate Schedule (as stated above) set forth in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, as may be revised from time to time. Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from fime to time to change any rates, charges or provisions set forth In the applicable Rate Schedule (as stated above) and the "General Terms and Conditions" ln Transporter's FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, withotJt prejudice to Shipper's right to protest the same.13. MISCELLANEOUS: No waiver by either party to this Agreement of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character. Any controversy between the parties arising under. this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan. 14. OTHER PROVISIONS (As necessary): It is agreed that no personal liability whatsoevet shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or·any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets ofthe Transporter. Upon termination of this Agreement, Shipper's and Transporter's obligations to each other arising under this Agreement; prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

DocuSJgn Envelope ID: E6D47635-5F4E-4F7C-9A78-983001190D22 ContrnctiD.: FT17193 Amendment No: 3 15. NOTICES AND COMMUNICATIONS: All notices and communications with respect to this Agreement shall be in writing by mail, e-mail, or other means as agreed to by the parties, and sent to the addresses stated below or to any other such address(es) as may be designated in writing by mail, e-mail;or other means similarly agreed to: ADMINISTRATIVE MATTERS: Great Lakes Gas Transmission Limited Partnership Commercial Operations 700 Louisiana Street, Suite 700 Houston, TX 77002-2700 TransCanada PipeLines Limited 450 1st Street SW Calgary, AB T2P 5H1 ·Attn: Lisa Jamieson AGREED TO BY: GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP By: Great Lakes Gas Transmission Company TransCanada PipeLines Limited By: Kay Dennison By: Docusigned by: Jay White Title: Director, transportation Accounting and Contracts Title: Vice President Bt: Stefan Baranski Title: Director, Eatern Markets Legal content

DocuSign Envelope ID: E6D47635-5F4E-4F7C-9A78-9B3001190D22 . APPENDIX A CONTRACT IDENTIFICATION: FT17193 Date: November 01, 2020 Supersedes Appendix Dated: November 01, 2019 Shipper TransCanada PipeLines Limited Maximum Daily Quantity (Dth/Day) per·Location: Point(s) of primary Receipt Point(s) of Primary Delivery Begin Date End Date MDO SAULT STE MARIE TCPL ST CLAIR RECEIPT 36,038 . 11/1/2012 3/31/2013 SAULT STE MARIE TCPL ST CLAIR RECEIPT 4/1/2013 10/31/2013 0 SAULT STE MARIE TCPL ST CLAIR RECEIPT 3/31/2014 36,038 11/1/2013 SAULT STE MARIE TCPL ST CLAIR RECEIPT 4/1/2014 10/31/201.4 0 SAULT. STE MARIE TCPL ST CLAIR RECEIPT 11/1/2014 3/31/2015 36,038 SAULT STE MARlE TCPL ST CLAIR RECBIPT 4/1/201S 10/31/2015 0

DocuSign Envelope ID: E6D47635-5F4E-4F7C-9A7B-9B3001190D22

| | | | | |
|---|---|---|---|---|
| 11/1/2015 | 3/31/2016 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 33,195 |
| 4/1/2016 | 10/31/2016 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 0 |
| 11/1/2016 | 3/31/2017 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 33,195 |
| 4/1/2017 | 10/31/2017 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 0 |
| 11/1/2017 | 3/31/2018 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 33,195 |
| 4/1/2018 | 10/31/2018 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 0 |
| 11/1/2018 | 3/31/2019 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 33,195 |
| 4/1/2019 | 10/31/2019 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 0 |
| 11/1/2019 | 3/31/2020 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 33,195 |
| 4/1/2020 | 10/31/2020 | ST CLAIR RECEIPT | SAULT STE MARIE TCPL | 0 |

DocuSign Envelope ID: E6D47635-5F4E-4F7C-9A7B-983001190D22 SAULT STE MARIE TCPL 33,195 ST CLAIR RECEIPT 11/1/2020 3/31/2021 SAULT STE MARIE TCPL ST CLAIR 10/31/2021 RECEIPT 4/1/2021 0